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                                                                     EXHIBIT 4-E

                             ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             TECH DATA CORPORATION

1.      The name of the corporation is Tech Data Corporation (the
"Corporation").

2. Article III of the Articles of Incorporation of the Corporation is amended to read as follows:


                                  ARTICLE III
                            AUTHORIZED CAPITAL STOCK

        The total number of shares of capital stock that the Corporation may issue is 200,226,500, of which 226,500 shares shall be Preferred Stock having a par value of $.02 per share and 200,000,000 shares shall be Common Stock having a par value of $.0015 per share.

3. This Amendment was recommended by the board of directors to the Corporation's shareholders on March 25, 1997.

4. This Amendment was approved by the holders of more than a majority of the Corporation's common stock and the holders of all the shares of Preferred Stock, the only groups of the Corporation's shareholders entitled to vote on the Amendment, and the number of votes in favor of the Amendment was sufficient for approval.

        IN WITNESS WHEREOF, Tech Data Corporation has caused these Articles of Amendment to be executed on this 18th day of June, 1997.


                                        TECH DATA CORPORATION



                                        By: /s/ Arthur W. Singleton
                                           ------------------------------
                                           Arthur W. Singleton, Secretary